Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 26, 2012

Registration Statement Nos. 333-173928 and

333-173928-06

*Full Pricing*

$833.423MM NEW ISSUE ABS FORD LEASE (FORDL 2012-B)

Jt-Books:	Citi, CA, GS, JPM
Co-Mgrs:	Comerica, PNC, TD	SG:	CastleOak, Toussaint

CL	$SIZE (MM)	WAL	M/F	L.FINAL	BENCH	SPREAD (bp)	YIELD (%)	CPN (%)	PRICE
A-1	140.00	0.37	P-1/F1+	10/15/13	YIELD		0.230	0.23000	100.0000
A-2	290.00	1.18	Aaa/AAA	11/15/14	EDSF	+15	0.546	0.540	99.99367
A-3	280.00	1.80	Aaa/AAA	09/15/15	EDSF	+16	0.575	0.570	99.99226
A-4	49.423	2.34	Aaa/AAA	10/15/15	ISWAPS	+27	0.716	0.710	99.98854
B	37.00	2.50	Aa2/AA	12/15/15	ISWAPS	+65	1.106	1.100	99.99149
C	37.00	2.61	A2/A	03/15/17	ISWAPS	+105	1.513	1.500	99.97892

SEC REGISTERED	:	A-2/A-3/A-4 SEC REGISTERED A-1/B/C 144A
SETTLE	:	10/3/12
FIRST PAYMENT	:	10/15/12
ERISA ELIGIBLE	:	Yes
PRICING SPEED	:	100% PPC TO 5% CALL
MIN DENOM	:	100Kx1K
B&D	:	CITI

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.